Exhibit 99.1
Unaudited pro forma condensed combined financial
information
On December 15, 2009, ViaSat, Inc. (“ViaSat”) completed the acquisition of WildBlue Communications, Inc. (“WildBlue”). The following unaudited pro forma condensed combined balance sheet as of October 2, 2009 and the unaudited pro forma condensed combined statements of operations for the six months ended October 2, 2009 and for the fiscal year ended April 3, 2009 are based on the historical financial statements of ViaSat and WildBlue after giving effect to ViaSat’s acquisition of WildBlue using the purchase method of accounting and borrowing to finance the WildBlue acquisition, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.
ViaSat and WildBlue have different fiscal year ends. Accordingly, the unaudited pro forma condensed combined balance sheet as of October 2, 2009 combines ViaSat’s historical unaudited condensed consolidated balance sheet as of October 2, 2009 and WildBlue’s historical unaudited condensed consolidated balance sheet as of September 30, 2009 and is presented as if the acquisition of WildBlue had occurred on October 2, 2009 and includes all adjustments that give effect to events that are directly attributable to the acquisition of WildBlue and that are factually supportable. The unaudited pro forma condensed combined statement of operations for the six months ended October 2, 2009 combines the unaudited historical results of ViaSat for the six months ended October 2, 2009 and the unaudited historical results of WildBlue for the six months ended September 30, 2009. The unaudited pro forma condensed combined statement of operations for the fiscal year ended April 3, 2009 combines the historical results of ViaSat for the year ended April 3, 2009 and the historical results of WildBlue for the year ended December 31, 2008. The unaudited pro forma condensed combined statements of operations are presented as if the acquisition had occurred on March 29, 2008 and include all adjustments that give effect to events that are directly attributable to the acquisition of WildBlue, expected to have a continuing impact and that are factually supportable.
The unaudited pro forma condensed combined financial statements are based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for purposes of developing such pro forma information. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the results that would have been achieved had the acquisition been consummated and the borrowings completed as of the date indicated or that may be achieved in the future. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and/or cost savings that ViaSat may achieve with respect to the combined companies. The unaudited pro forma financial statements also do not include the effects, if any, of restructuring activities and post merger synergy.
The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon an estimated valuation of certain assets and liabilities acquired as if the acquisition had occurred on October 2, 2009. The estimates and assumptions are subject to change upon the finalization of the valuation as of the actual acquisition date of December 15, 2009.
These unaudited pro forma condensed combined financial statements should be read in conjunction with ViaSat’s historical consolidated financial statements and related notes included in its Form 10-K for the fiscal year ended April 3, 2009, filed on May 28, 2009, and in its Form 10-Q for the six months ended October 2, 2009, filed on November 10, 2009, as well as WildBlue’s historical consolidated financial statements and related notes for the year ended December 31, 2008 and for the nine months ended September 30, 2009, included as Exhibit 99.1 to the Form 8-K/A filed on January 7, 2010.

Unaudited pro forma condensed combined
balance sheet as of October 2, 2009

	As of	As of
	October 2, 2009	September 30, 2009	Pro forma		Pro forma
(in thousands)	ViaSat	WildBlue	adjustments		combined
Assets
Current assets:
Cash and cash equivalents	$83,884	$69,953	$(119,908	)(a)	$37,479
			3,550	(b)
Short-term investments	—	1,040			1,040
Restricted cash	—	5,698	(3,550	)(b)	2,148
Accounts receivable, net	206,816	12,932	168	(v)	219,916
Inventories	67,364	8,764	(330	)(u)	75,798
Deferred income taxes	26,724	—	11,494		38,218
Prepaid expenses and other current assets	23,159	4,612	(814	)(f)	26,957

Total current assets	407,947	102,999	(109,390)		401,556

Property, equipment and satellite, net	214,527	427,044	(45,908	)(d)	595,663
Other acquired intangible assets, net	13,788	3,922	78,148	(e)	95,858
Goodwill	65,429	—	7,434	(p)	72,863
Deferred income taxes	13,729	—	23,864	(c)	37,593
Other assets	23,098	6,671	(3,788	)(h)	34,124
			8,143	(g)

Total assets	$738,518	$540,636	$(41,497)		$1,237,657

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$58,223	$8,779			$67,002
Accrued liabilities	42,300	14,514	1,675	(i)	62,689
			4,200	(j)
Collections in excess of revenues	38,826	8,264	(3,080	)(k)	44,010
Long-term debt, current portion	—	229,375	(229,375	)(l)	—

Total current liabilities	139,349	260,932	(226,580)		173,701
Other liabilities	24,443	5,345	(5,791	)(k)	30,576
			6,579	(i)
Line of credit	80,000	—	60,000	(m)	140,000
Long-term debt	—	205,788	(205,788	)(l)	275,000
			275,000	(n)
Debt discount	—	—	(3,418	)(n)	(3,418)

Total liabilities	243,792	472,065	(99,998)		615,859

Commitments and contingencies
Stockholders’ equity:
Common stock	3	15	(15	)(o)	3
Paid-in capital	288,413	630,556	(630,556	)(o)	420,301
			131,888	(o)
Retained earnings (accumulated deficit)	204,915	(563,036)	563,036	(o)	200,099
			(4,816	)(j)
Common stock held in treasury	(3,000)	—			(3,000)
Accumulated other comprehensive income	413	1,036	(1,036	)(o)	413

Stockholders’ equity before noncontrolling interest in subsidiary	490,744	68,571	58,501		617,816
Noncontrolling interest in subsidiary	3,982	—			3,982

Total stockholders’ equity	494,726	68,571	58,501		621,798

Total liabilities and stockholders’ equity	$738,518	$540,636	$(41,497)		$1,237,657

Unaudited pro forma condensed combined statement of
operations for the six months ended October 2, 2009

	Historical six months ended
	October 2, 2009	September 30, 2009	Pro forma		Pro forma
(in thousands, except per share data)	ViaSat	WildBlue	adjustments		combined
Revenues	$319,074	$105,644	$(16,187	)(q)	$406,933
			(1,598	)(k)
Cost of revenues	223,369	66,795	(11,127	)(q)	275,143
			(2,939	)(d)
			(195	)(h)
			(760	)(i)
Selling, general and administrative	55,843	27,710	47	(d)	87,464
			3,864	(w)
Independent research and development	13,695	12			13,707
Amortization of acquired intangibles	2,867	197	6,280	(e)	9,344

Income from operations	23,300	10,930	(12,955)		21,275
Interest income	198	126	(118	)r)	206
Interest expense	(409)	(30,076)	20,847	(n)	(9,638)
Other income (expense)	—	(1,535)			(1,535)

Income (loss) before taxes	23,089	(20,555)	7,774		10,308
Provision (benefit) for income taxes	5,705	—	(3,221	)(s)	2,484

Net income (loss)	17,384	(20,555)	10,995		7,824
Less: Net income attributable to noncontrolling interest, net of tax	(60)	—			(60)

Net income (loss) attributable to ViaSat, Inc.	$17,444	$(20,555)	$10,995		$7,884

Basic net income per share attributable to ViaSat, Inc. common stockholders	$0.56				$0.22
Diluted net income per share attributable to ViaSat, Inc. common stockholders	$0.53				$0.21
Shares used in computing basic net income per share	31,407		4,286	(t)	35,693
Shares used in computing diluted net income per share	32,916		4,286	(t)	37,202

Unaudited pro forma condensed combined statement
of operations for the year ended April 3, 2009

	Historical year ended
	April 3,	December 31,
	2009	2008	Pro forma		Pro forma
(in thousands, except per share data)	ViaSat	WildBlue	adjustments		combined
Revenues	$628,179	$187,289	$(35,813	)(q)	$776,459
			(3,196	)(k)
Cost of revenues	446,824	152,722	(25,186	)(q)	567,689
			(4,762	)(d)
			(389	)(h)
			(1,520	)(i)
Selling, general and administrative	98,624	38,798	145	(d)	137,567
Independent research and development	29,622	167			29,789
Amortization of acquired intangibles	8,822	392	12,560	(e)	21,774
Loss on extinguishment of debt		15,639			15,639

Income (loss) from operations	44,287	(20,429)	(19,857)		4,001
Interest income	1,463	875	(1,314	)(r)	1,024
Interest expense	(509)	(58,892)	32,001	(n)	(27,400)
Other income (expense)	—	(2,141)			(2,141)

Income (loss) before taxes	45,241	(80,587)	10,830		(24,516)
Provision (benefit) for income taxes	6,794	—	(26,581	)(s)	(19,787)

Net income (loss)	38,447	(80,587)	37,411		(4,729)
Less: Net income attributable to noncontrolling interest, net of tax	116	—			116

Net income (loss) attributable to ViaSat, Inc.	$38,331	$(80,587)	$37,411		$(4,845)

Basic net income (loss) per share attributable to ViaSat, Inc. common stockholders	$1.25				$(0.14)
Diluted net income (loss) per share attributable to ViaSat, Inc. common stockholders	$1.20				$(0.14)
Shares used in computing basic net income (loss) per share	30,772		4,286	(t)	35,058
Shares used in computing diluted net income (loss) per share(1)	31,884		4,286	(t)	35,058

(1)    As the pro forma financial information results in a net loss, the weighted average number of shares used to calculate basic and diluted income per share are the same as diluted shares would be anti-dilutive.

Notes to unaudited pro forma condensed combined
financial statements
1. Basis of pro forma presentation
On December 15, 2009, ViaSat, Inc. completed the previously announced acquisition of WildBlue Holding, Inc., a Delaware corporation (“WildBlue”), contemplated by the Agreement and Plan of Merger, dated as of September 30, 2009 (the “Merger Agreement”) for total consideration of $574.6 million. In connection with the acquisition, ViaSat paid approximately $442.7 million in cash and issued approximately 4.29 million shares of ViaSat common stock valued at approximately $131.9 million based on the fair value of the stock on the date of closing. As part of the Merger, ViaSat retained approximately $64.7 million of WildBlue’s cash on hand.
ViaSat accounts for business combinations pursuant to the authoritative guidance for business combinations (Statement of Financial Accounting Standard (SFAS) No. 141R (SFAS 141R), “Business Combinations,” / ASC 805). Accordingly, we allocated the purchase price of the acquired company to the net tangible assets and intangible assets acquired based upon their estimated fair values. We have made significant assumptions and estimates in preliminary allocation of the purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change pending further review of the fair value of the assets acquired and liabilities assumed as we finalize the valuations of the net tangible assets, intangible assets and certain tax attributes acquired. In particular, the final valuations of identifiable intangible assets, property values and realization of net operating losses acquired may change significantly from our preliminary estimates. These changes could result in material variances between our future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.
Under the authoritative guidance for business combinations, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred. Total merger-related transaction costs incurred by ViaSat are approximately $7.3 million, of which $2.5 million was incurred by ViaSat through September 30, 2009 and has been removed from the unaudited pro forma condensed combined statement of operations as they reflect non-recurring charges directly related to the merger. The remaining $4.8 million of anticipated costs are reflected in the unaudited pro forma condensed combined balance sheet as either a reduction of cash or an increase in accrued expenses and charge to retained earnings. Similarly, merger-related transaction costs of $1.4 million incurred by WildBlue through September, 30 2009 have been removed from the unaudited pro forma condensed combined statement of operations.
The unaudited pro forma condensed combined statement of operations for the fiscal year ended April 3, 2009 and the six months ended October 2, 2009 give effect to the WildBlue Acquisition and events that are directly attributable to the acquisition of WildBlue as if they had occurred on March 29, 2008. The unaudited pro forma condensed combined balance sheet as of October 2, 2009 gives effect to these transactions as if they had both occurred on October 2, 2009.
Reclassifications
The following reclassifications have been made to the presentation of WildBlue’s historical financial statements in order to conform to ViaSat’s presentation:
•	Subscriber, equipment and other revenue have been combined to present total revenues of $105.6 million for the six months ended September 30, 2009 and $187.3 million for the year ended December 31, 2008.

•	Sales, marketing and advertising cost of $12.0 million and $22.5 million, respectively, for the six months ended September 30, 2009 and for the year ended December 31, 2008 were reclassified to selling, general and administrative expenses.

•	Satellite co-location rights, net, of $3.9 million were reclassified from Satellite co-location right, net to other acquired intangible assets as of September 30, 2009. Related amortization expense of $0.2 million and $0.4 million was reclassified from depreciation and amortization expense to amortization of acquired intangibles for the six months ended September 30, 2009 and year ended December 31, 2008, respectively.

•	Depreciation and amortization expenses of $29.6 million were reclassified to cost of revenues for $26.6 million, general and administrative expense for $2.8 million, and amortization of acquired intangibles for $0.2 million for the six months ended September 30, 2009. Depreciation and amortization expenses of $52.8 million was reclassified to cost of revenues for $46.8 million, general and administrative expense for $5.6 million and amortization of acquired intangibles for $0.4 million for the year ended December 31, 2008.
2. Preliminary estimated purchase price allocation
The preliminary allocation of the purchase price to WildBlue’s tangible and intangible assets acquired and liabilities assumed was based on their estimated fair values as of December 15, 2009. We have estimated the fair value of tangible and intangible assets acquired and liabilities assumed. These estimates are based on a preliminary valuation and are subject to further review by us, which may result in material adjustments during the measurement period.
In accordance with the authoritative guidance for business combinations, the newly issued shares were valued on the pro forma condensed combined balance sheet using the closing price per share on the transaction closing date of December 15, 2009.

The following is the consideration paid to consummate the WildBlue Acquisition:

(in thousands, except share data)
Number of shares of ViaSat common stock issued to WildBlue stockholders	4,286,250
multiplied by the closing price per share of ViaSat common stock at closing	$30.77

Fair value of the ViaSat common stock issued	$131,888
Cash	443,080
Cash used to settle pre-existing relationship between ViaSat and WildBlue	(349)

Acquisition consideration	$574,619

The following is a preliminary estimate of the value of assets acquired and the liabilities assumed reconciled to the consideration transferred based on the closing date of December 15, 2009:

(in thousands)
Assets
Cash and cash equivalents	$64,744
Restricted cash	5,698
Short-term investments	1,600
Accounts receivable	11,502
Inventories	7,946
Property, equipment and satellite	378,378
Intangible assets	82,070
Goodwill	8,633
Deferred income taxes	35,103
Other assets	5,657

Total assets acquired	601,331
Total liabilities assumed	(26,712)

Total purchase price	$574,619

The net impact to retained earnings on the October 2, 2009 unaudited pro forma condensed combined balance sheet reflects $4.8 million in transaction expenses. The estimated goodwill reflected on this pro forma balance sheet is calculated as if the transaction had occurred as of the pro forma balance sheet date and therefore, will be different from the preliminary estimated goodwill reflected above based on the net assets acquired at closing.
The acquisition of WildBlue is beneficial to ViaSat as it enables us to integrate the extensive bandwidth capacity of our ViaSat-1 satellite into WildBlue’s existing distribution and fulfillment resources, which are expected to reduce initial service costs and improve subscriber growth. These benefits and additional opportunities were among the factors that contributed to a purchase price resulting in the recognition of preliminary estimate of goodwill, which will be recorded within our satellite services segment. The preliminary estimate of intangible assets and goodwill recognized are not deductible for federal income tax purposes.
3. Pro forma adjustments
(a)	To record the cash used for the WildBlue Acquisition of $442.7 million, after giving effect to the net cash proceeds from the notes (after deducting the issue discount) of $271.6 million, cash proceeds derived from additional borrowings under the Credit Facility of $103.0 million, the subsequent repayment of borrowings under the Credit Facility immediately following the closing of the acquisition of $43.0 million with a portion of the cash assumed to be held by WildBlue at the closing, and cash used to pay debt issuance costs of $8.1 million and certain transaction related expenses of $0.7 million.

(b)	To reclassify restricted cash to unrestricted cash based on various restrictions released upon the closing of the WildBlue Acquisition.

(c)	To record estimated net deferred tax assets, including deferred tax assets related to the preliminary valuation of pre-acquisition net operating loss carryforwards, and estimated deferred tax liabilities related to estimated intangible assets acquired, and recorded preliminary fair value adjustments to other assets and liabilities. The purchase price allocation including deferred tax assets is preliminary pending the resolution of certain WildBlue tax attributes.

(d)	To record the difference between the historical amounts of WildBlue’s property, equipment and satellite, net, and preliminary fair values of the property acquired.

The related impact of the preliminary fair value adjustments to depreciation expense has been recorded in the unaudited pro forma condensed combined statements of operations as an element of cost of revenues and SG&A expenses based on the nature of the underlying assets.

(e)	To record the preliminary fair values of WildBlue’s intangible assets acquired.

The corresponding effects on amortization expense is shown in the table below:

			Estimated	Estimated
		Estimated	amortization	amortization
	Preliminary	remaining	for six months	for the year ended
(in thousands)	fair value	life	ended October 2, 2009	April 3, 2009
Trade name	$5,680	3	$947	$1,893
Customer relationships—retail	39,840	6	3,320	6,640
Customer relationships—wholesale	27,950	8	1,747	3,494
Satellite co-location rights*	8,600	9.3	463	925

Amortization expense			6,477	12,952
Less: WildBlue historical amortization expense			(197)	(392)

Total adjustment to amortization of acquired intangibles			$6,280	$12,560

*	Adjustment to other acquired intangible assets of $78.1 million reflects the preliminary fair value of the intangible assets acquired above of $82.1 reduced by the satellite co-location right value recorded by WildBlue of $3.9 million as of September 30, 2009.
(f)	Adjustment to eliminate certain accumulated deferred costs primarily associated with deferred revenue. These accumulated costs are being eliminated because they do not reflect an asset of ViaSat after the WildBlue acquisition.

(g)	To record the offering commissions and expenses associated with the Senior notes due 2016 (the Notes) and the Credit Facility. The offering expenses will be amortized over the term of the Notes and have been recorded in the unaudited pro forma condensed combined statements of operations in footnote (n).

(h)	To record the difference between the historical amounts of WildBlue’s tracking, telemetry, and control (“TT&C”) long term asset and the estimated fair value of the asset acquired. Effects of the estimated fair value adjustments on the amortization of TT&C prepaid services asset have been included in the statement of unaudited pro forma condensed combined statements of operations as the service arrangement extends beyond 12 months succeeding the transaction.

(i)	To record the difference between the recorded amount for WildBlue contractual obligations and the estimated fair value of those contractual obligations.

(j)	To record the remaining $4.8 million of anticipated acquisition-related transaction costs as $0.6 million reduction in cash, $4.2 million increase in accrued expenses and $4.8 million charge to retained earnings.

(k)	To record the estimated fair value of WildBlue’s deferred revenue for assumed legal performance obligations under its retail subscriber programs and to eliminate deferred revenue that does not represent a legal performance obligation. The unaudited pro forma condensed combined statements of operations reflect the effects on revenue recognized for certain of WildBlue’s long-term deferred revenue amounts adjusted to fair value.

(l)	To eliminate WildBlue’s current and long-term debt obligations, net of unamortized debt discounts, paid from sellers’ proceeds at closing. The related reduction in interest expense has been recorded in the unaudited pro forma condensed combined statements of operations in footnote (n).

(m)	To reflect additional borrowings under the Credit Facility to fund the WildBlue Acquisition, net of repayments immediately following the closing of the acquisition using a portion of the cash assumed to be held by WildBlue at the closing. The related increase in interest expense has been recorded in the unaudited pro forma condensed combined statements of operations in footnote (n).

(n)	To record the $275.0 million in Notes, net of original issue discount, and the additional interest expense resulting from the additional borrowings under our Credit Facility (using the Eurodollar rate applicable at December 15, 2009 plus a margin of 4.0%), as set forth below:

				Pro forma interest expense
				For the	For the
				six months	fiscal year
				ended	ended
(In thousands)				October	April 3, 2009
	Debt balance	Rate		2, 2009

Line of Credit	$140,000	4.25	%*	$2,975	$5,950
Senior notes due 2016 (the Notes)	275,000	8.88%		12,203	24,406

Total estimated interest expense related to ViaSat’s pro forma borrowings at October 2, 2009 under the Line of Credit and the Notes	415,000			15,178	30,356
Original issue and debt discount amortization related to the Notes	3,418			247	494
Debt issuance costs amortization related to the Notes	8,143			589	1,177
Debt issuance costs amortization related to the Line of Credit	3,787			631	1,262
Reduction of interest expense for capitalized interest related to our ViaSat-1 construction project				(7,007)	(5,889)

Total estimated interest expense				9,638	27,400
Less historical ViaSat interest expense				(409)	(509)
Less historical WildBlue interest expense				(30,076)	(58,892)

Pro forma interest expense adjustment				$(20,847)	$(32,001)

*	For each .125 ppts change in the variable interest rate under our line of credit agreement, the annual interest expense on the borrowings outstanding would change by $0.2 million.
(o)	To remove WildBlue’s historical equity and accumulated other comprehensive income and record fair value of $131.9 million for the issuance of 4.29 million shares of ViaSat common stock to WildBlue’s investors at the closing of the WildBlue Acquisition.

(p)	To record preliminary estimate of pro forma goodwill based on total purchase price less preliminary estimated fair value of net assets assumed.

(q)	Eliminates historical ViaSat revenues and related cost of revenues derived from sales of customer premise equipment to WildBlue.

(r)	Adjustment to record estimated reduction in interest income earned on weighted-average available cash and marketable securities historically held by ViaSat and corresponding interest rate yields during the six months ended October 2, 2009 and fiscal year ended April 3, 2009 for cash on hand used in the acquisition of WildBlue.

(s)	To record estimated net reductions in income tax expense based on preliminary valuation of WildBlue’s net operating loss carryforward assumed by ViaSat and effects of estimated fair value adjustments.

The following table provides a reconciliation of the provision (benefit) for income taxes to the amount computed by applying the statutory federal income tax rate to income before income taxes for the six months ended October 2, 2009 and the fiscal year ended April 3, 2009. Estimated pro forma tax attributes are the lesser of the current year amounts or the estimated amount available after the limitation imposed by Section 382 of the Code (due to ownership changes) as follows:

	Six months ended
		September
	October 2,	30,
	2009	2009	Pro forma	Pro forma
(in thousands)	ViaSat	WildBlue	adjustments	combined
Income (loss) before taxes	$23,089	$(20,555)	$7,774	$10,308

Tax expense (benefit) at statutory rate	8,081	(7,194)	2,721	3,608
State tax provision, net of federal benefit	1,011	(939)	341	413
Tax credits, net of valuation allowance	(3,292)			(3,292)
Manufacturing deduction	(356)		356	—
Other	261	1,006	488	1,755
Valuation Allowance	—	7,127	(7,127)	—

Total income taxes	$5,705	$—	$(3,221)	$2,484

	Fiscal year ended
		December 31,
	April 3, 2009	2008	Pro forma	Pro forma
(in thousands)	ViaSat	WildBlue	adjustments	combined
Income (loss) before taxes	$45,241	$(80,587)	$10,830	$(24,516)

Tax expense (benefit) at statutory rate	15,834	(28,205)	3,791	(8,580)
State tax provision, net of federal benefit	2,545	(3,682)	533	(604)
Tax credits, net of valuation allowance	(10,017)			(10,017)
Manufacturing deduction	(920)		920	—
Other	(648)	62		(586)
Valuation Allowance	—	31,825	(31,825)	—

Total income taxes	$6,794	$—	$(26,581)	$(19,787)

(t)	To adjust shares used in computing basic and diluted net income per share to reflect the issuance of 4.29 million shares of ViaSat common stock at the closing of the WildBlue Acquisition, and calculated as if the shares were outstanding from the beginning of the period presented.

(u)	To record the estimated fair value adjustment to acquired inventory in accordance with authoritative guidance for business combinations. The unaudited pro forma condensed combined statement of operations excludes any adjustment to cost of revenues for the estimated fair value adjustment due to the non-recurring nature of the adjustment.

(v)	To record the estimated fair value adjustment to acquired accounts receivable in accordance with authoritative guidance for business combinations. The unaudited pro forma condensed combined statement of operations excludes any adjustment to revenues for the estimated fair value adjustment due to the non-recurring nature of the adjustment.

(w)	To remove ViaSat and WildBlue acquisition-related transaction costs from the unaudited pro forma condensed combined statement of operations as they reflect non-recurring charges directly related to the acquisition.